EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Second Quarter 2017

Sparta, Michigan – July 26, 2017 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,635,000 for the second quarter of 2017 compared to $1,445,000 in the same period in 2016, which represented an increase of 13%. Earnings per share were $0.47 in the second quarter of 2017 compared to an adjusted $0.41 in the second quarter of the prior year. Net income for the first six months of 2017 was $3,081,000 or $0.89 per share, compared to $2,719,000 or an adjusted $0.78 per share in the prior year. Per share amounts for the prior year have been adjusted for the 5% stock dividend paid on May 31, 2017.

“ChoiceOne continues to see record growth throughout our company” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our growth has led to record earnings for a second quarter and the highest net income ever reported for the first six months of the year for ChoiceOne.”

Total assets as of June 30, 2017, grew to $630 million, compared to $618 million as of March 31, 2017 and $607 million as of December 31, 2016, which represented growth of $12.4 million and $22.7 million for the quarter and first six months of 2017, respectively. Net loans have grown $6.4 million since March 31, 2017 and $22.4 million since June 30, 2016. Loan growth and higher interest rates on new loans led to 2017 second quarter loan interest income of $4.4 million, which was $314,000 higher than the same period in 2016. Total deposits increased by $16.0 million or 3% from March 31, 2017 to June 30, 2017, which helped to fund loans.

ChoiceOne recorded $25,000 in a provision for loan losses during the second quarter of 2017 as a result of loan growth and net charge-offs experienced during the quarter. Although nonperforming loans were up slightly during the quarter, they were still lower than the balance as of December 31, 2016.

Mortgage sales volume, though higher in the second quarter of 2017 than the prior quarter, was lower in the current quarter and first half of 2017 than the same periods in 2016. This was primarily due to higher interest rates and a relatively low inventory of homes available for sale in ChoiceOne’s primary markets. This decline in mortgage fee income was partially offset by increases in customer service charges, insurance commissions, and earnings on life insurance policies in the second quarter of 2017 compared to the second quarter of 2016.

Total noninterest expense decreased $122,000 in the second quarter and $250,000 in the first six months of 2017 compared to the same periods in 2016, primarily due to lower amortization expenses, FDIC insurance costs, and recruiting expenses.

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“ChoiceOne has been able to increase our earnings through growth in interest-earning assets and controlled expenses,” said Potes. “With our primary focus on our customers and partners, we are looking forward to continued growth throughout the remainder of 2017.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	6/30/2017	3/31/2017	12/31/2016	6/30/2016
Cash and Cash Equivalents	$17,050	$11,315	$14,809	$13,466
Securities	184,015	183,881	177,955	178,360
Loans Held For Sale	1,990	2,309	1,974	2,734
Loans to Other Financial Institutions	4,162	3,507	—	—
Loans, Net of Allowance For Loan Losses	375,350	368,966	364,723	352,946
Premises and Equipment	12,473	12,459	12,588	11,872
Cash Surrender Value of Life Insurance Policies	14,315	14,216	14,117	12,438
Goodwill and Other Intangible Assets	13,728	13,728	13,728	13,883
Other Assets	6,984	7,345	7,477	4,724

Total Assets	$630,067	$617,726	$607,371	$590,423

Noninterest-bearing Deposits	$133,956	$127,945	$127,611	$124,134
Interest-bearing Deposits	390,388	380,422	384,775	339,687
Borrowings	26,586	32,771	20,214	50,695
Other Liabilities	3,609	3,290	3,073	3,510

Total Liabilities	554,539	544,428	535,673	518,026

Shareholders’ Equity	75,528	73,298	71,698	72,397

Total Liabilities and Shareholders’ Equity	$630,067	$617,726	$607,371	$590,423

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2017	6/30/2016	6/30/2017	6/30/2016
Interest Income
Loans, including fees	$4,401	$4,087	$8,565	$8,083
Securities and other	1,024	950	2,021	1,875
Total Interest Income	5,425	5,037	10,586	9,958

Interest Expense
Deposits	292	199	540	408
Borrowings	56	48	114	80
Total Interest Expense	348	247	654	488

Net Interest Income	5,077	4,790	9,932	9,470
Provision for Loan Losses	25	—	25	—

Net Interest Income After Provision for Loan Losses	5,052	4,790	9,907	9,470

Noninterest Income
Customer service charges	1,049	1,030	2,023	1,990
Insurance and investment commissions	262	226	500	449
Gains on sales of loans	341	419	565	838
Gains on sales of securities	59	156	125	226
Earnings on life insurance policies	99	89	198	177
Other income	134	131	264	214
Total Noninterest Income	1,944	2,051	3,675	3,894

Noninterest Expense
Salaries and benefits	2,592	2,565	5,106	4,976
Occupancy and equipment	689	692	1,397	1,333
Data processing	554	538	1,130	1,098
Professional fees	262	232	491	468
Other expenses	683	874	1,324	1,823
Total Noninterest Expense	4,780	4,901	9,448	9,698

Income Before Income Tax	2,216	1,940	4,134	3,666
Income Tax Expense	581	495	1,053	947

Net Income	$1,635	$1,445	$3,081	$2,719

Basic Earnings Per Share	$0.47	$0.41	$0.89	$0.78
Diluted Earnings Per Share	$0.47	$0.41	$0.89	$0.78

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